Exhibit 10.3

NETWORK DRIVE AT NORTHWEST PARK

OFFICE LEASE

NETVIEW 5 AND 6 LLC
(AS LANDLORD)

AND

DYAX CORP
(AS TENANT)

FOR PREMISES AT

55 NETWORK DRIVE
BURLINGTON, MASSACHUSETTS

TABLE OF CONTENTS

TABLE OF CONTENTS		2

ARTICLE 1 REFERENCE DATA		4

1.1	SUBJECT REFERRED TO.	4
1.2	EXHIBITS.	5

ARTICLE 2 PREMISES AND TERM		6

2.1	PREMISES.	6
2.2	TERM.	6
2.3	EXTENSION OPTION.	6

ARTICLE 3 IMPROVEMENTS; TENANT'S WORK; ALLOWANCE.		8

3.1	PERFORMANCE OF WORK AND APPROVAL OF LANDLORD'S WORK.	8
3.2	TENANT'S WORK.	8
3.3	TI ALLOWANCE.	9
3.4	SUPPLEMENTAL ALLOWANCE.	9
3.5	ACCEPTANCE OF THE PREMISES.	10
3.6	PRE-COMMENCEMENT ENTRY.	10

ARTICLE 4 RENT		10

4.1	THE FIXED RENT.	10
4.1.1	Supplemental Rent.	10
4.2	ADDITIONAL RENT.	10
4.2.1	Real Estate Taxes.	10
4.2.2	Personal Property Taxes.	11
4.2.3	Operating Costs.	11
4.2.4	Insurance.	13
4.2.5	Utilities.	13
4.3	LATE PAYMENT OF RENT.	14
4.4	LETTER OF CREDIT.	14
4.4.1	Amount of Letter of Credit.	14
4.4.2	Renewal of Letter of Credit.	14
4.4.3	Draws to Cure Defaults.	15
4.4.4	Draws to Pay Damages.	15
4.4.5	Issuing Bank.	15
4.4.6	Draws for Failure to Deliver Substitute Letter of Credit.	15
4.4.7	Transferability.	15
4.4.8	Return of Letter of Credit at End of Term.	15

ARTICLE 5 LANDLORD'S COVENANTS		15

5.1	AFFIRMATIVE COVENANTS.	15
5.1.1	Heat and Air-Conditioning.	15
5.1.2	Electricity.	16
5.1.3	Laboratory Utilities.	16
5.1.4	Cleaning; Water.	16
5.1.5	Elevator; Fire Alarm.	16
5.1.6	Repairs.	16
5.1.7	Compliance with Laws.	16
5.2	INTERRUPTION.	17
5.3	OUTSIDE SERVICES.	17
5.4	ACCESS.	17
5.5	BUILDING AMENITIES.	17
5.6	REPRESENTATIONS.	17
5.7	INDEMNIFICATION.	17

ARTICLE 6 TENANT'S ADDITIONAL COVENANTS		18

6.1	AFFIRMATIVE COVENANTS.	18
6.1.1	Perform Obligations.	18
6.1.2	Use.	18
6.1.3	Repair and Maintenance.	18
6.1.4	Compliance with Law.	18
6.1.5	Indemnification.	18
6.1.6	Landlord's Right to Enter.	19
6.1.7	Personal Property at Tenant's Risk.	19
6.1.8	Payment of Landlord's Cost of Enforcement.	19
6.1.9	Yield Up.	19
6.1.10	Rules and Regulations.	20
6.1.11	Estoppel Certificate.	20
6.1.12	Landlord's Expenses Re Consents.	20
6.2	NEGATIVE COVENANTS.	20
6.2.1	Assignment and Subletting.	20
6.2.2	Nuisance.	21

6.2.3	Intentionally Omitted.	21
6.2.4	Floor Load; Heavy Equipment.	21
6.2.5	Installation, Alterations or Additions.	22
6.2.6	Abandonment.	22
6.2.7	Signs.	22
6.2.8	Parking and Storage.	22

ARTICLE 7 CASUALTY OR TAKING		22

7.1	TERMINATION.	22
7.2	RESTORATION.	23
7.3	AWARD.	23

ARTICLE 8 DEFAULTS		23

8.1	EVENTS OF DEFAULT.	23
8.2	REMEDIES.	24
8.3	REMEDIES CUMULATIVE.	24
8.4	LANDLORD'S RIGHT TO CURE DEFAULTS.	24
8.5	EFFECT OF WAIVERS OF DEFAULT.	24
8.6	NO WAIVER, ETC.	24
8.7	NO ACCORD AND SATISFACTION.	24

ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS		24

9.1	RIGHTS OF MORTGAGE HOLDERS.	24
9.2	LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES.	25

ARTICLE 10 HAZARDOUS MATERIALS		25

10.1	NO RELEASES OF HAZARDOUS MATERIALS.	25
10.2	NOTICES OF RELEASE OF HAZARDOUS MATERIALS.	25
10.3	LANDLORD'S RIGHT TO INSPECT.	26
10.4	LANDLORD'S RIGHT TO AUDIT.	26
10.5	TENANT AUDIT.	26
10.6	REMEDIATION.	26
10.7	TENANT'S REPORTING REQUIREMENTS; MANAGEMENT AND SAFETY PLAN.	26
10.8	INDEMNIFICATIONS.	26

ARTICLE 11 MISCELLANEOUS PROVISIONS		26

11.1	NOTICES FROM ONE PARTY TO THE OTHER.	26
11.2	QUIET ENJOYMENT.	26
11.3	LEASE NOT TO BE RECORDED.	27
11.4	LIMITATION OF LANDLORD'S LIABILITY.	27
11.5	FORCE MAJEURE.	27
11.6	LANDLORD'S DEFAULT.	27
11.7	BROKERAGE.	27
11.8	APPLICABLE LAW AND CONSTRUCTION; MERGER; JURY TRIAL.	27
11.9	CONSENTS.	27
11.10	AUTHORITY.	28
11.11	DISCLOSURE.	28

OFFICE L E A S E

ARTICLE 1
Reference Data

1.1	Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	July 14, 2011

Building:
The three-story building in Burlington Massachusetts, located on the parcel of land identified as Lot 6 as shown on the “Definitive Subdivision Plan, Sun Microsystems” prepared by Vanasse Hangen Brustlin, Inc., recorded with Middlesex County (South District) Registry of Deeds as Plan 672 of 2007, and known as  55 Network Drive (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).  The Property is located within the office park located off Network Drive in Burlington, Massachusetts, known Network Drive at Northwest Park (the “Park”).

Premises:
A portion of the 3rd floor of the Building comprised of approximately 44,171 rentable square feet] and a portion of the 2nd floor of the Building comprised of approximately 397 rentable square feet, substantially as shown on Exhibit A and Exhibit A-1 attached hereto.

Rentable Floor Area of Premises:	44,568 rentable square feet

Landlord:	Netview 5 and 6 LLC

Original Notice Address of Landlord:	c/o Nordblom Management Company, Inc. 15 Third Avenue Burlington, Massachusetts 01803

Tenant:	Dyax Corp, a Delaware corporation

Original Notice Address of Tenant:	55 Network Drive Burlington, MA 01803

Expiration Date:	The last day of the tenth (10th) Lease Year (as hereinafter defined)

Commencement Date:	See Section 2.2.

Rent Commencement Date:	The date which is 210 days after the Commencement Date.

Annual Fixed Rent Rate:1
Commencement Date-Rent Commencement Date:                  $0.00
Rent Commencement Date-through 2nd Lease Year:               $1,381,608.00
3rd and 4th Lease Years:                                                                $1,493,028.00
5th and 6th Lease Years:                                                                $1,582,164.00
7th and 8th Lease Years:                                                                $1,671,300.00
9th and 10th Lease Years:                                                              $1,760,436.00

Monthly Fixed Rent Rate:
Commencement Date-Rent Commencement Date:                  $0.00
Rent Commencement Date-through 2nd Lease Year:               $115,134.00
3rd and 4th Lease Years:                                                                $124,419.00
5th and 6th Lease Years:                                                                $131,847.00
7th and 8th Lease Years:                                                                $139,275.00
9th and 10th Lease Years:                                                              $146,703.00

TI Allowance:	$1,940,000.00

Supplemental Allowance:	Up to $15.00/RSF, subject to Section 3.4.

Letter of Credit Amount:	$1,100,000.00, subject to reduction pursuant to Section 4.4.

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building (130,706 rentable square feet), which shall initially be deemed to be 34.10%.

______________________________
1 The Annual Fixed Rent Rate and the Monthly Fixed Rent Rate set forth above are net of electricity charges, which shall be paid for by Tenant during the Term commencing as of the Commencement Date, in accordance with Section 4.2.5 of the Lease.

Base Taxes:	Taxes for fiscal tax year 2012 (i.e., July 1, 2011 – June 30, 2012).

Base Operating Costs:	Operating Costs for calendar year 2012.

Permitted Uses:	General offices, and non-vivarium bio-medical laboratory, and uses ancillary thereto.

CommercialGeneral LiabilityInsurance Limits:	$3,000,000 per occurrence $5,000,000 general aggregate

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the 3rd floor portion of the Premises.

EXHIBIT A-1	Plan showing the 2nd floor portion of the Premises.

EXHIBIT B	Commencement Date Notification

EXHIBIT C	Landlord’s Base Building Work

EXHIBIT C-1	Initial Schematic Design Plans

EXHIBIT D	Work Change Order

EXHIBIT E	Rules and Regulations

EXHIBIT F	Form Tenant Estoppel Certificate

EXHIBIT G	Landlord’s Consent and Waiver

EXHIBIT H	Form Letter of Credit

EXHIBIT I	Construction Schedule

ARTICLE 2
Premises and Term

2.1
Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, and of any agreements, cross easements and restrictions, as the same may be amended from time to time, applicable to the Property, all of which Tenant and Landlord shall observe and perform insofar as the same are applicable to the Property.  Excluded from the Premises are the roof, exterior walls and their surfaces, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than entire rentable area of any floor, excluding the central core area of such floor.

Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice:  (a)  the common lobbies, hallways, stairways, and elevators of the Building, (b)  common walkways, roadways, and driveways necessary for access to the Building and the Property, (c)  the common parking areas serving the Building, and (d)  if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor; and (e) all so-called common areas and amenities of the Park serving the Property for the benefit of tenants for access, egress and the like, including the common on-site cafeteria.  The areas and facilities described in clauses (a) through (d) above are referred to as “Building Common Areas.”  The areas, facilities and amenities of the Park described to in clause (e) are referred to as “Campus Common Areas.”

Tenant shall have the right, on an unreserved first-come-first-served basis, to use up to 3.3 parking spaces per 1000 rentable square feet of the Premises, in the surface parking area serving the Building, or in a parking area proximate to the Building.  Landlord shall have the right to relocate the parking area, or any portion thereof, at any time during the term of this Lease, so long as Tenant’s parking rights pursuant to this paragraph are not diminished and the relocated parking is in an area reasonably proximate to the Building.

Landlord reserves the right from time to time, subject to Section 6.1.6 hereof, without unreasonable interference with use of the Premises:  (a)  to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b)  to alter or relocate any other common facility, (c)  to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d)  in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.  Landlord shall at all times, use diligent efforts to minimize interference with or disruption to Tenant’s use of the Premises.

Landlord and Tenant agree that the rentable square footage areas of the Premises and Building are as set forth in Section 1.1 and that such areas as specified in Section 1.1 shall be the areas used for the purposes of making any calculations hereunder in which rentable square footage is a factor, except if (a) additional square footage is added to the Building, or (b) Landlord determines in its sole but reasonable discretion that it is necessary to re-measure the Building or Premises following a casualty or taking or in any other commercially reasonable instance where a reasonably prudent landlord would re-measure the Building or Premises due to changed circumstances.

2.2
Term. TO HAVE AND TO HOLD for a term (the “Original Term”) beginning on the date (the “Commencement Date”), which shall be the earlier of (a) January 15, 2012 or (b) the date on which Tenant’s Work has been substantially completed with only punch list items outstanding, and a certificate of occupancy has issued (which may be temporary), and ending on the Expiration Date, unless sooner terminated or extended as hereinafter provided.  When the dates of the beginning and end of the term and the date of rent commencement have been determined, such dates shall be evidenced by a document, in the form attached hereto as Exhibit B, which Landlord shall complete and deliver to Tenant, and which shall be deemed conclusive unless Tenant shall notify Landlord of any disagreement therewith within fifteen (15) days of receipt.

The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months.  The first Lease Year shall begin on the Commencement Date if the Commencement Date is the first day of a calendar month; if not, then the first Lease Year shall commence upon the first day of the calendar month next following the Commencement Date.  Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year.

2.3
Extension Option. (A) Tenant shall have one option (the “Extension Option”) to extend the term of this Lease, for an additional period of five (5) years.  Such period (the "Extended Term") shall begin immediately upon the expiration of the Original Term of this Lease, provided that each of the following conditions has been satisfied:

(i)	As of the date of an Extension Notice (defined below) and as of the commencement of the Extended Term, Tenant shall not then be in default beyond the expiration of applicable notice and cure periods;

(ii)
As of the date of the Extension Notice and also immediately prior to the commencement of the Extended Term, Tenant shall have a net worth and revenues not less than Tenant’s net worth and revenues as of the Date of this Lease; and

(iii)
Simultaneously with the delivery of the Extension Notice, and also as of  the date that is five (5) days prior to the commencement of the Extended Term, Tenant shall have delivered to Landlord audited statements prepared by Tenant’s accountant using generally accepted accounting principles evidencing Tenant’s net worth and revenues during the fiscal year(s) of Tenant ended closest to the date of  the Extension Notice and closest to the commencement of the Extended Term, as appropriate, together with statements from Tenant’s Chief Financial Officer certifying that Tenant’s net worth and revenues are not less than they had been as of the Date of this Lease. The requirements of the preceding sentence shall not apply so long as the Tenant under this Lease is a publicly traded company.

(iv)
Further, if Tenant had previously been in default under this Lease more than two (2) times in the 4-year period preceding Tenant’s Extension Notice and had not cured both such defaults before the expiration of the cure periods set forth in Section 8.1, then this Extension Option shall be null and void and Tenant shall have no right to extend this Lease.

(B)    All of the terms, covenants and provisions of this Lease shall apply to the Extended Term except that the Annual Fixed Rent Rate for the Extended Term shall be the then-fair market rental rate during the Extended Term for comparable space in comparable first class buildings in the Burlington market taking into consideration all relevant market factors, including without limitation, free rent periods, tenant improvements, base years for operating cost and tax, and amenities (the "Fair Market Rate") as of the commencement of the Extended Term but in no event less than $35.50 per rentable square foot.  If Tenant shall elect to exercise the Extension Option, it shall do so by giving Landlord written notice (the “Extension Notice”) of its intention to do so not later than twelve (12) months prior to the expiration of the Original Term of this Lease.  Subject to Tenant’s right to withdraw its Extension Notice as set forth below, if Tenant gives the Extension Notice and satisfies the conditions specified above, the extension of this Lease shall be automatically effected without the execution of any additional documents.  The Original Term and the Extended Term are hereinafter collectively sometimes called the "Term" or the “term”.

(C)    Not later than eleven (11) months prior to the expiration of the Original Term, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rate for the Extended Term.  Within ten (10) days after Landlord gives Tenant Landlord’s proposal for the Fair Market Rate, Tenant shall notify Landlord in writing whether Tenant accepts or disputes such rate.  If Tenant notifies Landlord that Tenant disputes Landlord’s designation, Tenant’s notification shall include Tenant’s determination of the Fair Market Rate and the parties shall commence negotiations to agree upon the Fair Market Rate by the end of a second ten (10) day period (such 10-day period is referred to as the “Negotiation Period”).    If Landlord and Tenant are unable to reach agreement on the Fair Market Rate by the end of the Negotiation Period, then Tenant shall have the right to withdraw its exercise of the Extension Option by delivering written notice of withdrawal ("Tenant's Extension Notice Withdrawal") to Landlord no later than three (3) business days after the expiration of the Negotiation Period.

(D)    If Tenant does not deliver the Tenant’s Extension Notice Withdrawal as aforesaid, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Rate no later than seven (7) days after the end of the Negotiation Period.  If the higher of such estimates is not more than one hundred five percent (105%) of the other estimate, then the Fair Market Rate shall be the average of the two estimates. If the matter is not resolved by the exchange of estimates, then Fair Market Rate shall be determined by an independent arbitrator as set forth below.  If Tenant fails to timely deliver the Tenant’s Extension Notice Withdrawal and/or its good faith estimate of the Fair Market Rate, then the extension of this Lease shall be conclusively effected and Tenant shall be deemed to have accepted Landlord’s estimate of the Fair Market Rate submitted pursuant to this subparagraph.

(E)    Within seven (7) days after the exchange of estimates, the parties shall select, as an arbitrator, a mutually acceptable commercial real estate broker or appraiser licensed in the Commonwealth of Massachusetts specializing in the field of commercial office leasing in the Burlington area, having no less than ten (10) years' experience (an “Approved Arbitrator”).  If the parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approved Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the “Final Arbitrator”).  If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole arbitrator. Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Fair Market Rate by selecting either the Landlord’s estimate of Fair Market Rate or the Tenant’s estimate of Fair Market Rate.  Such arbitrator must choose the proposed Fair Market Rate that he/she determines is closest to the actual market rental rate for the Premises. There shall be no discovery or similar proceedings. The arbitrator’s decision as to which estimate shall be the Fair Market Rate for the Extended Term (or with respect to any expansion space, as applicable) shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Annual Fixed Rent Rate for the Extended Term.  The costs of the Final Arbitrator will be equally divided between Landlord and Tenant.  Any fees of any counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such counsel.

(F)    Once the Fair Market Rate has been determined, the parties shall promptly execute an amendment to this Lease setting  forth the Fixed Rent for the Premises during the Extended Term.  For any part of the Extended Term during which the Fixed Rent Rate is in dispute, or has not yet been finally determined, Tenant shall make payments to Landlord on account of Fixed Rent at the rate per square foot of Rentable Floor Area of the Premises last paid under this Lease.  The parties shall adjust for any overpayments or underpayments upon final determination of such rent.

(G)    Tenant’s rights to extend pursuant to this Section 2.3 are personal to the initial named Tenant, Dyax Corp, and may not be assigned except in connection with an assignment of this Lease to a Permitted Transferee (defined in Section 6.2.1 hereof).

(H)    It is agreed that time is of the essence of this Section 2.3.

ARTICLE 3
Improvements; Tenant’s Work; Allowance.

3.1
Performance of Work and Approval of Landlord’s Work. Landlord shall, at its sole expense, cause to be performed the base building work described in Exhibit C attached hereto, and shall demise the Premises with glass at the top of the stairs to the third floor in a manner similar to that provided to e-Dialog on the 4th floor of 65 Network Drive (or as mutually and reasonably agreed upon by the parties) (the “Base Building Work”).  All such work shall be done in a good and workmanlike manner employing good materials and so as to conform to all applicable building laws.  Tenant agrees that Landlord may make any changes in such work which may become reasonably necessary or advisable, other than substantial changes, without approval of Tenant, provided written notice is promptly given to Tenant; and Landlord may make substantial changes in such work, with the written approval of Tenant, which shall not be unreasonably withheld or delayed.  Landlord shall use diligence to cause Landlord’s Base Building Work to be substantially completed (with only punch list items remaining) by the date set forth in the Construction Schedule (the “Delivery Date”), subject to the Force Majeure events and any delays actually caused by the action or inaction of Tenant.  Landlord shall use diligence to complete any punch list items within thirty (30) days of the Delivery Date.  Landlord agrees that Tenant may make changes in such work with the approval of Landlord and the execution by Landlord and Tenant of a Work Change Order, in the form attached hereto as Exhibit D.  The Base Building Work will be completed and delivered in compliance with applicable laws, regulations, permits and building codes, including life safety.  Included as part of the Base Building Work, Landlord shall also separately sub-meter the Premises for Tenant’s office electricity.

3.2
Tenant’s Work. (A) Except for the Base Building Work, all work that is necessary or desirable for Tenant’s use and occupancy of the Premises shall be performed by Tenant (“Tenant’s Work”).  Tenant shall be permitted to access the Premises for the conduct of the Tenant’s Work upon the full execution and delivery of this Lease, and shall diligently pursue the same to completion so long as the Tenant’s Work does not delay the Base Building Work.  During Tenant’s period of occupancy of the Premises for the performance of Tenant’s Work, Tenant shall be subject to all of the terms and conditions of this Lease but shall not be obligated to pay (i) Fixed Rent to Landlord unless the Rent Commencement Date has occurred and (ii) charges for utilities unless the Commencement Date has occurred.  Landlord shall not charge Tenant any fees for plan review and approval or construction oversight or supervision.

 (B)    Tenant’s Work shall be performed by Tenant substantially as shown on Tenant’s initial schematic design plan attached hereto as Exhibit C-1 attached hereto, in accordance with the terms of this Lease, including, without limitation, the requirements of Section 6.2.5 hereof.  Tenant’s Work shall be at Tenant’s sole cost and expense and performed pursuant to architectural, electrical and mechanical construction drawings, plans and specifications which shall emanate from and be consistent with said Exhibit C-1, and which shall be first approved by Landlord.  Landlord shall approve or disapprove Tenant’s plans within five (5) business days following Landlord’s receipt of a full set of Tenant’s final construction plans and specifications and any other information reasonably required by Landlord, noting specific reasons for disapproval or request for additional information.  Tenant shall revise and resubmit the plans to Landlord within five (5) business days thereafter, and the process shall be repeated until Landlord has approved Tenant’s plans.  The plans approved by Landlord shall be referred to herein as the “Final Plans.”  Once the Final Plans have been approved by Landlord, Landlord shall not be permitted to require any changes to the details, features or components of the Final Plans, except where necessary as a result of existing conditions in the Building.  Any and all changes made by Tenant to the Final Plans must also be approved in writing by Landlord.   Landlord’s approval of Tenant’s plans in each instance shall not be unreasonably withheld, conditioned or delayed for any plans which (i) do not involve or affect any structural or exterior element of the Building or any portion thereof, provided that Tenant’s equipment is located in Landlord approved locations whether in the Building, adjacent to the Building or on the roof of the Building, or (ii) do not adversely affect the proper functioning of the Building systems or other facilities, or (iii) will not change the aesthetic character of the interior architectural design of the Building (excluding the Premises) and common areas.  It is understood and agreed that the Base Building Work and the Tenant’s Work will be performed concurrently by the same general contractor that was approved by Landlord and Tenant prior to the Date of this Lease (the “General Contractor”).  All contractors employed by Tenant shall be require to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1, and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.  Landlord shall have the right to require Tenant to use Landlord’s roofing contractor for any work that involves penetration of the roof.

(C)    Each of Landlord and Tenant shall cause their respective architects, contractors, and construction representatives to coordinate their work with the General Contractor and in accordance with a mutually acceptable construction schedule so as to ensure timely completion of the Landlord’s Base Building Work and the Tenant’s Work.  The construction schedule has not been finalized as of the Date of this Lease; however each of Landlord and Tenant agree to cause their respective representatives to cooperate and act reasonably and with diligence to approve the construction schedule following the execution of this Lease.  The approved construction schedule will be attached hereto as Exhibit I (the “Construction Schedule”).  If Landlord fails to complete any component of the Base Building Work by the respective date set forth in the Construction Schedule for completion of such component for any reason other than a Force Majeure event or delay caused by Tenant, and such failure actually causes a delay in the performance of the Tenant’s Work in accordance with the Construction Schedule, as confirmed by the General Contractor (a “Base Building Work Delay”), then the Rent Commencement Date shall be postponed on a day for day basis beginning on the first day a Base Building Work Delay actually causes delay in the timely performance of the Tenant’s Work as aforesaid and shall end on the date on which the Base Building Work Delay no longer causes delay in Tenant’s Work, as confirmed by the General Contractor.

3.3
TI Allowance. (A) Landlord shall provide Tenant with an amount equal to the TI Allowance to be used for the construction of its office and lab space. The Allowance shall be used by Tenant for hard and soft construction costs in connection with Tenant’s Work, including architectural, engineering and permitting fees.  The TI Allowance shall be payable to Tenant in periodic disbursements (not more frequently than every thirty (30) days) within thirty (30) days after Landlord’s receipt of all of the following documentation to Landlord’s reasonable satisfaction:

(i) a requisition for payment from Tenant’s architect in the form of AIA Document G702 for all work for which disbursement is to be made;

(ii) partial or final waivers of lien (conditional or unconditional, as applicable) from all contractors, subcontractors and suppliers performing work or providing materials to date,

(iii) the submission by Tenant of a written statement from Tenant’s architect or engineer that the Tenant’s Work for which payment is being requisitioned has been completed in accordance with the approved plans,

(iv) copies of paid invoices or receipts evidencing Tenant’s costs for which payment is being requested, and

(v) a reasonable breakdown of the aggregate cost of all Tenant’s Work completed to date.

(B)  Notwithstanding the foregoing, 20% of each disbursement of the TI Allowance will be held back by Landlord.  The aggregate sum of the amounts so held back is referred to as  the “Retainage Amount”.  Landlord shall disburse the Retainage Amount to Tenant once Landlord receives all of the following:  (a) unconditional releases and waivers of lien from all contractors, subcontractors and suppliers involved in the performance of Tenant’s Work (unless the same were previously furnished pursuant to clause (ii) above), (b) a written statement from Tenant’s architect or engineer that the Tenant’s Work has been completed in accordance with the approved Tenant’s Plans, (c) a copy of the final certificate of occupancy for the Premises (d) one (1) set of “as-built” plans for Tenant’s Work, and (e) Tenant has paid the total cost of Tenant’s Work and delivered to Landlord evidence of such payment.  If the Town of Burlington will only issue a temporary certificate of occupancy for the Premises at the time Tenant has satisfied the conditions of clauses (a), (b), (d) and (e) above, Landlord will disburse 10% of the Retainage Amount and will hold back the remaining 10% of the Retainage Amount until such time that Tenant delivers to Landlord a copy of the final certificate of occupancy issued  by the Town of Burlington.  Any unused or unrequested portion of the TI Allowance shall accrue to Landlord.  If the final actual cost of the Tenant’s Work shall be in excess of the TI Allowance, then the entire amount of such excess cost shall be paid solely by Tenant and Landlord shall be under no obligation to pay any such excess.

(C)  In addition to the Allowance and to assist Tenant in completing its build-out of the Premises, Tenant shall have the right to use all existing building materials and equipment currently on-site within the Premises and elsewhere within the Building, provided that in the case of materials and equipment located outside of the Premises, the same are not built-in items or otherwise attached or installed (rolls of carpeting, and unattached hvac equipment being examples of permissible items).

3.4
Supplemental Allowance. Tenant may request in writing, on or before November 30, 2011, the Supplemental Allowance to be added to and made a part of the TI Allowance, specifying the amount Tenant desires to utilize.  Any unused portion of the Supplemental Allowance shall accrue to Landlord.  In the event that Tenant makes such request on or before such date, then the Supplemental Allowance shall be added to the TI Allowance, and the Fixed Rent shall be adjusted pursuant to Section 4.1.1 below.  The Supplemental Allowance shall be used in connection with the construction of depreciable improvements in the Premises included in Tenant’s Work.

3.5
Acceptance of the Premises. Tenant or its representatives may, at reasonable times, enter upon the Premises during the progress of the Base Building Work to inspect the progress thereof and to determine if such work is being performed in accordance with the requirements of Section 3.1. Tenant shall promptly give to Landlord notices of any alleged failure by Landlord to comply with those requirements.  Landlord’s Base Building Work shall be deemed approved by Tenant when Tenant occupies the Premises for the conduct of its business, except for items of Landlord’s Base Building Work which are uncompleted or do not conform to Exhibit C and as to which Tenant shall, in either case, have given written notice to Landlord prior to such occupancy.  A certificate of completion by a licensed architect or registered engineer shall be conclusive evidence that Landlord’s Base Building Work has been completed except for items stated in such certificate to be incomplete or not in conformity with Exhibit C.

3.6
Pre-commencement Entry. With Landlord’s prior consent, which shall not be unreasonably withheld, Tenant shall have the right to enter the Premises at least thirty (30) days prior to the Commencement Date, during normal business hours and without payment of rent, but otherwise subject to all of the terms and conditions of this Lease, to perform work for the installation of Tenant’s furnishings, fixtures and equipment so long as such work does not delay the performance of Landlord’s Base Building Work.

ARTICLE 4
Rent

4.1
The Fixed Rent. Commencing on the Rent Commencement Date, Tenant covenants and agrees to pay rent to Landlord, by electronic fund transfer (or by such other method, as set forth below, or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct), at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month included in the term; and for any portion of a calendar month at beginning of the term, at the rate for the first lease year payable in advance for such portion. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

If Landlord shall give notice to Tenant that all rent and/or other payments due hereunder are to be made to Landlord by check, or by any other commercially reasonable means, Tenant shall make all such payments as shall be due after receipt of said notice by means as designated by Landlord, with such payments to be made to such address and to such person or entity as is specified by Landlord.

4.1.1	Supplemental Rent. If Tenant requests the Supplemental Allowance to be added to the TI Allowance, then, no later than thirty (30) days following the Commencement Date, the parties shall enter into an amendment to this Lease whereby the Annual Fixed Rent Rate specified in Section 1.1 shall be increased by the amortized amount of the Supplemental Allowance disbursed to Tenant, amortized over the Original Term at a rate of eight percent (8%) annually.

4.2
Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and Tenant’s Percentage of increases in Taxes and Operating Costs with respect to the Premises and the Property as provided in this Section 4.2 as follows:

4.2.1
Real Estate Taxes. If Taxes (as hereinafter defined) for any Tax Year during the Term shall exceed Base Taxes, Tenant shall reimburse Landlord, as additional rent, for Tenant’s Percentage of such excess (such amount hereinafter referred to as “Tax Excess”).  Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Tax Excess, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available.  If the total of such monthly remittances for any Tax Year is greater than the actual Tax Excess for such Tax year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the actual Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days following Landlord’s written notice to Tenant, which notice shall set forth the manner of computation of Tax Excess.

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to the Tax Excess paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Tax Excess which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied or assessed, or which may be equitably attributable to the Property, for or in respect of the Property, at any time during the term by any governmental authority, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon.  If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord.  Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.  Currently, the Building and the adjacent building known as 65 Network Drive are located on land which is identified as a single tax parcel included in one tax bill from the Town of Burlington.  Until such time that separate tax parcels are defined and assessed by the Town to include a separately identified tax parcel including the Building and the Premises, Taxes hereunder shall include the Tenant’s Percentage of the portion of such Taxes allocated by the Town of Burlington to the Building, plus the Tenant’s Percentage of the portion of such Taxes equitably attributable to the land comprising the Property, which is equitably attributable to the Building.

4.2.2	Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3
Operating Costs.  If, during the Term, Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year shall exceed Base Operating Costs, Tenant shall reimburse Landlord, as additional rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Costs Excess”).  Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs Excess, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs Excess, as reasonably estimated by Landlord from time to time.  If, at the expiration of the year in respect of which monthly installments of Operating Costs Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs Excess for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs Excess for such year, Tenant shall pay the difference to Landlord within thirty (30) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs Excess, prepared, allocated and computed in accordance with generally accepted accounting principles.  Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with  regard to the Campus Common Areas which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, Building exterior and service areas, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all payments under any cross easement agreement, declaration of restrictive covenants and like instruments pertaining to the sharing of costs by the Building and other buildings in the Park; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric and/or gas), chilled water for air-conditioning, and water (including sewer charges) and other utilities to the Premises, if not sub-metered, and to the Building Common Areas and the Property (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to Tenant or any tenant of the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park; costs of maintaining and operating any amenities available for the general use of all tenants now or hereafter located in the Campus Common Areas including an on-site cafeteria (including a monthly cafeteria subsidy, if any); attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee which shall be consistent with market rates for comparable buildings in the Burlington area.

There shall not be included in such Operating Costs (a) brokerage fees (including rental fees) related to the operation of the Building; (b) interest, amortization and depreciation charges incurred on the Property; (c) expenditures made by Tenant with respect to (i)  cleaning, maintenance and upkeep of the Premises, and (ii) the provision of electricity to the Premises; (d) depreciation on equipment or systems serving the Building or the Park; (e) costs in connection with leasing, releasing, or subleasing space at the Building or the Park (including but not limited to brokerage commissions); (f) costs incurred in connection with the sale, financing or refinancing of the Building and/or the Park; (g) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds or by any other third party; (h) costs incurred in enforcing leases against other tenants; (i) the cost of special services rendered to tenants (including Tenant) for which a special charge is made; (j) any expense to the extent resulting from the negligent act or omission of Landlord, its agents, contractors or employees; (k) costs resulting from Landlord's breach of this Lease or any lease for space in the Building or the Park or Landlord’s enforcement of any lease for space in the Building or the Park; (l) except to the extent required by a new law, regulation or code or a new interpretation of an existing law, regulation or code, the cost of correcting any code or legal violations in the Building, including but not limited to the American with Disabilities Act; (m) capital costs and expenses, except as provided below; and capital expenses not otherwise included in Landlord's Operating Costs pursuant to the next paragraph; (n) costs of cleaning Tenant’s lab space; and (o) costs (other than the cost of routine maintenance and monitoring) of remediation of Hazardous Materials which are in or on the Building or the Park as of the Date of this Lease.

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures which (a) are intended to reduce Operating Costs or (b) are required to comply with laws enacted after the date of this Lease, or (c) are required to replace worn-out items as may be necessary to maintain the Building in good working order, repair and condition and not to enhance the Building over and above its current appearance and condition (collectively called “capital expenditures”) the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure.  Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof (with the useful life being reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item), and (ii)  adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.

If during any portion of any year for which Operating Costs are being computed, including the base year, the Building was not fully occupied by tenants or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing the Operating Costs set forth in this Section 4.2.3 of this Lease, for the calendar year immediately preceding Landlord’s annual year-end reconciliation statement of Operating Costs.  Tenant shall give Landlord at least 30 days prior written notice (the “Audit Notice”) of its intention to examine and audit such books and records, and such examination and audit shall take place at Landlord’s or Landlord’s building manager’s office no later than one hundred and twenty (120) days following Tenant’s receipt of any year-end reconciliation statement and shall be completed no later than ninety (90) days following the date Tenant was first given access to Landlord’s books and records.  No subtenant shall have any right to conduct an audit.  As a condition to performing any such inspection, Tenant and its examiners may be required to execute and deliver to Landlord an agreement to keep confidential any information which Tenant and the examining party discover about the Building in connection with such examination, except for disclosures required by law, court order or regulatory authorities, or to Tenant's attorneys, accountants, auditors, or potential purchasers of  the Tenant company.  Tenant agrees to use for such audit a certified public accountant or an accounting firm that is not being paid on a contingency fee basis.  All costs of the examination and audit shall be borne by Tenant; provided, however, that if such examination and audit establishes that the Operating Costs Excess for the year in question is less than the amount set forth in Landlord’s statements delivered to Tenant by more than five percent (5%), then Landlord shall pay to Tenant the reasonable costs of such examination and audit.  If, pursuant to the audit, the payments made for such year by Tenant exceed Tenant’s required payment on account thereof for such year, such overpayment shall be credited against Rent next due, or refunded to Tenant if the term of this Lease has then expired and Tenant has no further obligation to Landlord; but, if the payments made by Tenant for such year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit.  If there is any dispute over the results of the audit, Landlord shall have ninety (90) days following receipt of the audit results to obtain an audit from an accountant of Landlord's choice, at Landlord's cost and expense.  In the event that Landlord's and Tenant's accountants shall be unable to reconcile the results which thirty (30) days following completion of Landlord’s accountants’ review, then, both accountants shall mutually agree upon a third accountant whose determination shall be conclusive.  The cost of any such third accountant shall be shared equally between Landlord and Tenant.

4.2.4	Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the Term the following insurance protecting Landlord:

4.2.4.1
Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds  and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises (or the Property, insofar as used by customers, employees, servants or invitees of the Tenant), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

4.2.4.2
Special Risk property insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment, and business interruption insurance with extra expense coverage.

4.2.4.3
All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval.  Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy.  Each such policy shall provide that the insurer will deliver to Landlord a notice of cancellation with respect to the interest of Landlord within ten (10) days following the date of any such cancellation.  In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.4
All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom).  In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium.  If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims.  Each party shall be entitled to have certificates of any policies containing such provisions.  Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.  Tenant shall not acquire as insured under any insurance carried on the Premises by Landlord any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.5
Utilities.  A. Tenant shall reimburse Landlord through Operating Costs, pursuant to Section 4.2.3, for all charges, without Landlord mark-up, for gas and chilled water for normal office heating and cooling, and water for ordinary cleaning and lavatory use during the Term.

B.  Commencing on the Commencement Date, to the extent not specifically included in Operating Costs, Tenant shall pay to Landlord by means of a monthly escrow payments (as hereinafter set forth) all charges, without mark-up by Landlord, for (i) the cost of electricity for Tenant’s lights, outlets and VAV boxes in the office portion of the Premises, and for above-normal office usage (if any) of chilled water at the office portion of the Premises, and (ii) the cost of electricity, gas and water utilized in connection with Tenant’s laboratory space, including all utilities associated with Tenant’s laboratory HVAC.  Commencing on the Commencement Date and each month thereafter, Tenant shall pay to Landlord, as Additional Rent, charges for utilities (the “Utilities Charges”) estimated on account of Tenant’s consumption of electricity in the Premises for its lights, outlets, and VAV boxes, and where applicable, for chilled water consumption in excess of normal office use, and for electricity, gas and water to Tenant’s lab space.  Landlord shall reasonably estimate the amount of Utilities Charges payable by Tenant per month and shall notify Tenant prior to the Commencement Date of the initial estimate of Utilities Charges to be paid by Tenant.  Tenant shall pay the Utilities Charges on the first day of each calendar month included in the Term, in the same manner as Tenant pays Fixed Rent pursuant to Section 4.1 above.  On a monthly basis, or when billed by the utility, Landlord will reconcile the estimated Utilities Charges paid by Tenant with the actual amounts owing from Tenant based on the number of kilowatt hours of electricity used in the Premises for the preceding month as registered on the sub-meters for the Premises, and where applicable, based on the excess chilled water consumption as registered on the BTU meters for the areas of excess use.  If it is determined Tenant has been overcharged, then such overpayment will be credited against Tenant’s account for the following month.  If Tenant has underpaid, then Landlord will invoice Tenant for the amount owed and Tenant shall pay such amount within thirty (30) days after billing.  Landlord reserves the right to adjust the monthly Utilities Charges from time to time based on the most current data available for Tenant’s electrical  and chilled water consumption in the Premises, and Tenant shall thereafter pay the adjusted Utilities Charges to Landlord until further notice.  Tenant acknowledges that there may be third-party fees assessed to Landlord in connection with reading any utility meters and agrees that the actual amount of such fees may be included in the Utilities Charges.

C.  Tenant shall pay all charges for telephone, cable and other utilities or services not supplied by Landlord, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due.  Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3
Late Payment of Rent.  If any installment of rent is paid more than three (3) business days after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.4
Letter of Credit.  The performance of Tenant’s obligations under this Lease shall be secured by a letter of credit throughout the term hereof in accordance with and subject to the following terms and conditions:

4.4.1
Amount of Letter of Credit.   (A) Concurrently with Tenant’s execution and delivery of this Lease,  Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) materially and substantially in the form of Exhibit H attached to this Lease (the “Form LC”), (ii) issued by a commercial bank reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount equal to the Letter of Credit Amount, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below.  The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit.”

(B)  Tenant shall be entitled to reduce the Letter of Credit Amount by $100,000.00 at the beginning of the 5th Lease Year, and thereafter further reduced by $100,000.00 at the beginning of any subsequent Lease Year for which Tenant seeks a reduction, if each of the following conditions is satisfied at the time of any reduction hereunder:

(i)	Tenant is a publicly-traded company;

(ii)	Tenant has a net worth not less than Tenant’s net worth as of the Date of this Lease;

(iii)	Tenant has sufficient cash to cover two years of operations (based on an average of the preceding two operating years of Tenant);

(iv)
Tenant provides Landlord with a current audited financial statement evidencing satisfaction of clauses (ii) and (iii) above, provided however, or if Tenant is then a public company, Landlord will utilize such public financial information readily available to Landlord and

(v)	Tenant is not in monetary default under this Lease at the time of any reduction.

If each condition is satisfied, then the Letter of Credit Amount shall be reduced by $100,000.00 at the beginning of the applicable Lease Year in which Tenant seeks reduction, until the Letter of Credit Amount is reduced to $500,000.00, after which time there shall be no further reduction in the Letter of Credit Amount.  Tenant shall be responsible, at its sole expense, for taking all steps necessary to effect any reduction under this subparagraph (B).

4.4.2
Renewal of Letter of Credit.  Each Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC; provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a "Substitute Letter of Credit") satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto.  Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.

4.4.3
Draws to Cure Defaults. If the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease in all cases beyond the expiration of all applicable notice and cure periods, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an additional Letter of Credit ("Additional Letter of Credit") satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw.

4.4.4
Draws to Pay Damages.In addition, if (i) this Lease shall have been terminated as a result of Tenant's default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.5
Issuing Bank.  In the event the issuer of any Letter of Credit becomes insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 4.4 and Tenant shall, within ten (10) business days of written notice from Landlord, deliver to Landlord a Substitute Letter of Credit which otherwise meets the requirements of this Section, or, alternatively, Tenant shall, within such five-day period deliver cash to Landlord in the Letter of Credit Amount, which Landlord shall hold as “Security Proceeds” which shall be governed by subject to the provisions of Section 4.4.6 below.

4.4.6
Draws for Failure to Deliver Substitute Letter of Credit.  If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof  ("Security Proceeds") in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.

4.4.7
Transferability.  Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns.  Landlord shall pay all costs and fees charged to effect such transfer.

4.4.8
Return of Letter of Credit at End of Term.  Within 45 days after the expiration of  the term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant provided that there is not at such time any continuing default of any of Tenant’s obligations under this Lease.

ARTICLE 5
Landlord’s Covenants

5.1	Affirmative Covenants. Landlord covenants with Tenant to provide the following services during the Term in scope and quality at least equivalent to that provided as of the Commencement Date:

5.1.1
Heat and Air-Conditioning.  To furnish to the Premises heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during the hours of 7:00 a.m. until 6:00 p.m. on Mondays through Fridays and 7:00 a.m. until 1:00 p.m. on Saturdays (“Normal Business Hours”), excluding all legal holidays on which the Building is normally closed.  All charges for gas, electricity, and chilled water furnished to the Premises for normal office heating and air-conditioning will be included in Operating Costs pursuant to Section 4.2.3 and paid for by Tenant pursuant to said Section 4.2.3.  Heat and air-conditioning will be available to Tenant after Normal Business Hours by prior request of Landlord’s managing agent at least 24 hours in advance.  If Tenant shall use chilled water after Normal Business Hours, or in excess of reasonable quantities for normal office use, and if such after-hours or excess use shall result in an additional cost to Landlord on account thereof, Tenant shall, upon demand, reimburse Landlord for the actual utility costs plus any additional costs as reasonably estimated by Landlord (such as wear and tear on the equipment).  The cost for heat and air-conditioning after Normal Business Hours is allocated per wing of the Building and not per floor, and is currently $80.00 per hour per wing.  Landlord reserves the right to install a separate sub-meter, at Tenant’s expense, to measure the flow of chilled water to the Premises, if deemed necessary by Landlord.

5.1.2
Electricity.  To furnish to the Premises, separately sub-metered and paid for by Tenant directly to Landlord pursuant to Section 4.2.5 above, electricity for Tenant’s lights, outlets and VAV boxes, and for Tenant’s laboratory space.  The Premises currently provides eight (8) watts of electrical power per rentable square foot, for lights, outlets and VAV boxes, exclusive of electricity for office hvac.  If Tenant shall require electricity in excess of normal office use for Tenant’s Permitted Uses in the office portions of the Premises, then Landlord reserves the right to install a sub-meter, at Tenant’s expense, to measure Tenant’s excessive usage and will bill Tenant separately for its excessive usage.  In addition, if (i)  in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a)  Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b)  Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.2.1
Building Generator.  The Building is equipped with a 600 kw standby generator (the “Building Generator”).  As of the Date of this Lease, the Building Generator has available capacity for non-exclusive use by tenants of the Building.  Tenant shall be permitted to use up to 150 kw of the available capacity for Tenant’s “special needs” areas.   If Tenant requires additional generator capacity above what is stated in this Section 5.1.2.1, Tenant will be required to make its own arrangements to accommodate Tenant’s needs.  Tenant acknowledges and agrees that the life safety loads shall remain priority one in the Building Generator, and that Landlord makes no guarantee that emergency power will be available when needed.

5.1.3
Laboratory Utilities.  Landlord shall furnish electricity, water, and gas for Tenant’s laboratory space in the Premises. All charges for electricity, gas and water for Tenant’s laboratory space (which includes all utilities for HVAC), shall be measured by separate submeters for each utility, and the cost of the same shall be paid to Landlord pursuant to Section 4.2.5 above.

5.1.4
Cleaning; Water.  To provide cleaning to the office portion of the Premises in accordance with cleaning and janitorial standards generally prevailing throughout the term hereof in comparable office buildings within the municipality in which the Building is located; and to furnish water to the Premises for ordinary cleaning, lavatory and toilet facilities (which shall be paid for by Tenant through Operating Costs).

5.1.5
Elevator; Fire Alarm.  To furnish passenger elevator service from the lobby to the Premises and a product lift from the loading dock to the Premises for Tenant’s dedicated use; and to maintain fire alarm systems within the Building.

5.1.6
Repairs.  Except as otherwise expressly provided herein, to make such maintenance, repairs and replacements to the roof, exterior walls (excluding interior surfaces of exterior walls), floor slabs and other structural components of the Building, and to the common areas, facilities and plumbing, electrical, heating, ventilating and air-conditioning systems of the Building and Park, including the Campus Common Areas, as may be necessary to maintain and keep them in good repair and condition in the same first-class condition as they are currently in, and in compliance with applicable laws (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.1.7
Compliance with Laws.  Landlord shall comply with all applicable laws relating to the Building and the Campus Common Areas, provided that compliance with such applicable laws is not the responsibility of Tenant under this Lease or another tenant or occupant under its lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant, its employees or visitors, or otherwise materially interfere with or materially affect Tenant’s Permitted Use of the Premises.  Notwithstanding the foregoing, Landlord shall not be obligated to comply with any law to the extent it has a good faith objection to such compliance and is pursuing the same with applicable authorities.

5.2
Interruption.Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by Force Majeure, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.   Notwithstanding the foregoing, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur, except if any of the same is due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption is due to the gross negligence or willful misconduct of Landlord or Landlord’s agents, servants, employees or contractors or is within Landlord’s reasonable control to remedy (as opposed to an event or circumstance that is due to a cause beyond Landlord’s reasonable control generally affecting other buildings in the vicinity of the Building, such as a neighborhood power outage), and (iii) such Service Interruption continues for more than five (5) consecutive days after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, Tenant is unable, and ceases, to conduct its business operations in all or a portion of the Premises, then the Fixed Rent and Additional Rent on account of Operating Costs and Taxes shall abate entirely or proportionately, as applicable, for each day during which such Service Interruption continues after such five (5) consecutive day period until such date that the Premises, or the affected portion thereof, shall be rendered tenantable (or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business).  The amount of the abated Rent shall be in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.  For purposes hereof, the term “Essential Services” shall mean the following services in accordance with Landlord’s obligations under this Lease:  water and sewer service, HVAC, gas and electricity.

5.3
Outside Services.  In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.)  In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

5.4	Access. Subject to Landlord’s security requirements (if any), Tenant shall have access to the Premises, the Building and the parking area serving the Building 24 hours per day, 7 days per week.

5.5
Building Amenities.  During the Term of this Lease, Landlord shall cause to be operated a full-service café with catering service for use by all tenants.  Landlord shall construct or provide, at its sole expense, and maintain throughout the Term an unstaffed fitness center in the Park for general availability to all tenants, with no user or membership fees charged to Tenant and its employees.  Landlord agrees to operate the same throughout the Term.  Regarding the conference center, Landlord shall assist Tenant in arranging for access to a shared conference facility, which is currently leased to Oracle.  Oracle has indicated to Landlord that it will work with other tenants of the Park to provide reasonable access to such conference facility, at Oracle’s discretion and for a nominal fee.

5.6
Representations.  Landlord hereby represents and warrants to Tenant as of the Date of this Lease that to Landlord’s actual knowledge (a) the base building systems and all electrical, plumbing and mechanical systems serving the Premises will be in good working order and condition as of the Commencement Date and (b) Landlord has not received any written notice by a governmental authority that the Premises and the Building are in violation of any applicable law in effect, including the Americans with Disabilities Act, and as currently interpreted on the Date of this Lease.  Landlord represents to Tenant to Landlord’s actual knowledge that, except as may be disclosed in that certain Phase 1 Environmental Site Assessment Report prepared by Sleeman Hanley & DiNitto dated June 15, 2007 (the “Phase 1 Report”), there are no Hazardous Materials (defined in Article 10) in, on, about or under the Premises or the Park in violation of any laws.  Tenant hereby acknowledges receipt of the Phase 1 Report.

5.7
Indemnification.  Landlord shall save harmless, exonerate and indemnify Tenant, its employees and agents (such agents and employees being referred to collectively as the “Tenant Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property occurring outside the Premises but within the Building or on the Campus Common Areas arising out of the gross negligence, fault or misconduct of Landlord or Landlord’s failure to perform and observe the obligations expressly assumed under the provisions of this Lease, except if the same was caused by the negligence, fault or misconduct of Tenant or the Tenant Related Parties.  In respect of all of the foregoing, Landlord shall indemnify Tenant and the Tenant Related Parties from and against all costs, expenses (including reasonable attorneys' fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Tenant or the Tenant Related Parties by reason of any such claim, Landlord, upon notice from Tenant and at Landlord’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant provided that Tenant shall be deemed to have approved counsel provided by Landlord’s liability insurer.

ARTICLE 6
Tenant’s Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1
Perform Obligations.  To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2
Use.  To use the Premises only for the Permitted Uses, and in compliance with all laws, orders, ordinance, regulations, codes, permits and licenses now or hereafter applicable to the Premises.  Tenant shall apply for and obtain all licenses, permits and approvals from the Town of Burlington necessary for Tenant’s specific use of the Premises, at Tenant’s sole expense.  With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.  For any special permits or approvals required by the Town of Burlington for Tenant’s specific use of the Premises, Landlord agrees to assist Tenant in obtaining the same, at no cost to Landlord.

6.1.2.1
Prohibited Occupants. Tenant acknowledges and agrees that the Premises, and any other premises in the Park subsequently leased to Tenant, may not be leased to, or physically used or occupied by any of the following entities (the “Prohibited Occupants”):

Cisco	Dell	Yahoo
EMC	Google
Hewlett-Packard	IBM
Microsoft	Network Appliance
Red Hat	VMWare

It is understood that Landlord has imposed the foregoing prohibition for the benefit of certain other tenants of the Property, and Tenant acknowledges that such tenants are third party beneficiaries of the foregoing restriction and use prohibition.  If Tenant allows of the Premises to be physically used or occupied by any of the Prohibited Occupants in violation of this provision, Landlord may take any and all action necessary to cause such use or occupancy to cease.

6.1.3	Repair and Maintenance. To maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any mechanical, plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant or for Tenant’s dedicated use such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. Landlord, upon default of Tenant beyond expiration of the applicable notice and cure periods hereunder and upon prior notice to Tenant (except in an emergency where no prior notice or the benefit of any cure period shall be afforded Tenant), may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.

6.1.4
Compliance with Law.  To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.

6.1.5
Indemnification.  To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the willful negligence, fault or misconduct of Landlord or the Landlord Related Parties.  In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord; provided that Landlord shall be deemed to have approved counsel provided by Tenant’s liability insurer.  The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.1.6
Landlord’s Right to Enter.  Upon reasonable prior notice to Tenant (which may be by email), except in emergencies, to permit Landlord and its agents to enter into and examine the Premises at reasonable times and to show the Premises, and to make repairs to the Premises.  Tenant shall at all times have the right to accompany Landlord, its agents and contractors while on the Premises, except in emergencies.

6.1.7
Personal Property at Tenant’s Risk.  All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8	Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9
Yield Up.  At the expiration of the term or earlier termination of this Lease:  to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to deliver to Landlord one (1) set of as-built plans showing the Premises at yield up if Tenant had made alterations or installations during the Term for which plans were required after the Tenant’s Work (if Tenant has made no alterations or installations after the Tenant’s Work, the as-built plans initially delivered pursuant to Section 3.3(B) shall suffice); to remove such installations made by it as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request) and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, reasonable wear and tear and damage caused by casualty and condemnation excepted.  Tenant, at the time of making any installation, alteration, or improvement may request in writing Landlord’s written permission to leave the same in the Premises at the expiration or earlier termination of this Lease.  Landlord shall, after receipt of Tenant’s request, notify Tenant in writing as to whether such installation may or may not remain in the Premises at the expiration or earlier termination of this Lease.  If Landlord so notifies Tenant that such installation, alteration, or improvement may remain in the Premises at the expiration or earlier termination of this Lease, Landlord shall thereafter not be permitted to request or require that the same be removed at the expiration or earlier termination of the Lease.  Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9.  Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided; however, notwithstanding the foregoing, Tenant shall not be liable for any consequential damages if Tenant occupies the Premises for sixty (60) or fewer days beyond the expiration or earlier termination of this Lease and had notified Landlord in writing at least six (6) months prior to the Expiration Date that Tenant intended to hold over.  Except as specifically provided for in this Section 6.1.9, Tenant shall not be liable for any consequential damages for breach of any provision of this Lease.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate of rent equal to two (2) times the rent and other charges in effect under this Lease as of the day prior to the date of expiration of this Lease.

6.1.10
Rules and Regulations.  To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building and the Park hereafter made by Landlord, and of which Tenant has been given notice, concerning, among other things, the use of the cafeteria and fitness center and conference center; Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations.  Landlord agrees to enforce the Rules and Regulations in a nondiscriminatory manner among all tenants of the Building and Park.

6.1.11
Estoppel Certificate.  Upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit F or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following:  (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request.  Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage.  Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises.

6.1.12
Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable, out-of-pocket legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder, $1,500.00 for each routine transaction, and not to exceed amounts reasonable under the circumstances for more complex transactions involving greater involvement by counsel.

6.2	Negative Covenants. Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1
Assignment and Subletting.  Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord.  In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing (“Tenant’s Transfer Notice”) of Tenant’s intent to so assign this Lease or sublet the Premises, the proposed effective date of such subletting or assignment and in connection with a sublease, and the square footage of the proposed sublet space, and shall request in such notification that Landlord consent thereto.  Landlord may terminate this Lease (i) in the case of a proposed assignment, or (ii) in the case of a proposed subletting of more than 50% of the Premises for a term of more than five (5) years or for the balance of the Term, by giving written notice of termination to Tenant, with such termination to be effective as of the effective date of such assignment or subletting.  If Landlord elects to exercise its termination right, it shall give written notice thereof to Tenant within ten (10) business days after the date of Tenant’s Transfer Notice and Landlord’s receipt of all information reasonably requested by Landlord to evaluate Tenant’s request.  If Landlord fails to respond by the expiration of such 10-day period, Tenant shall send Landlord a second notice captioned, “SECOND REQUEST FOR CONSENT,” and Landlord’s failure to respond within five (5) business days after receiving Tenant’s second request shall be deemed a waiver of Landlord’s recapture right.  If Landlord does not so terminate, or is deemed to have waived its right to terminate, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to an assignment or to a subletting, provided that the following conditions are met:

(i)	the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii)	with respect to a subletting, that after such subletting the initial Tenant named herein occupies at least thirty (30%) percent of the Rentable Floor Area of the Premises;

(iii)	the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current sublease market rate for comparable first class sublease space in the Burlington area;

(iv)
the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is actively negotiating or with which Landlord has actively negotiated within the preceding four (4) months regarding the possibility of leasing space in the Building or the Park (as evidenced by a written proposal, for example); and

(v)	the proposed assignee or subtenant is not a Prohibited Occupant as defined under subsection 6.1.2.1.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.

Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent.  If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after first deducting Tenant’s reasonable expenses in connection with the assignment or sublease, including but not limited to marketing expenses, legal fees, brokerage costs, free rent periods, tenant improvements and demising costs to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

Any other provision of this Section 6.2.1 notwithstanding, Tenant shall have the right, without Landlord’s prior written consent and without any right of Landlord to terminate this Lease, to assign this Lease or sublease all or a portion of the Premises in connection with any of the following transactions with an entity (such entity, a “Permitted Transferee”):  (A) into or with which Tenant is merged or consolidated (even if the Lease is not actually assigned because the named Tenant is the surviving entity) or to which all or substantially all of Tenant’s assets or stock are transferred, provided that in any of such events (i) the resulting entity has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant as of the Date of this Lease, (ii) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days after the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord and such assignee, to assume and perform all the obligations of Tenant under this Lease; and (B) which is either a parent of Tenant, controlled by Tenant or under common control with Tenant, provided the initial named Tenant remains primarily liable under this Lease.  “Control” for the purposes hereof shall mean ownership of 50% or more of all financial interest and 50% percent or more of the voting interest.

If at any time during the term of this Lease, there is a name change, reformation or reorganization of the Tenant entity, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change, reformation or reorganization.  If, at any time during the term of this Lease, there is a transfer of a controlling interest in the stock, membership or general partnership interests of Tenant, Tenant shall so notify Landlord and (whether or not Tenant so notifies Landlord) such transfer shall be deemed an assignment subject to the provisions of this Section 6.2.1.  The provisions of the immediately preceding sentence shall not apply so long as Tenant is a publicly traded company listed on a recognized securities exchange, nor shall such provisions apply to any privatization of Tenant, provided that the resulting entity has a net worth at least equal to the net worth of Tenant as of the Date of this Lease and proof reasonably satisfactory to Landlord has been delivered to Landlord no later than thirty (30) days after the effective date of such transaction effecting privatization.

6.2.2	Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with the Permitted Use); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3	Intentionally Omitted.

6.2.4	Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5
Installation, Alterations or Additions.   Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed, and then only pursuant to plans and specifications approved by Landlord in advance in each instance.  Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s prior consent, to make (i) cosmetic changes, such as paint and carpet, that are not visible from the Building Common Areas, and (ii) nonstructural alterations that do not involve the expenditure of more than $25,000.00 in the aggregate in any one instance during a 12-month period.  Tenant agrees to employ for any work one or more responsible contractors of whom Landlord has given prior approval, which approval shall not be unreasonably withheld, conditioned or delayed and whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.    Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work.  In any event, Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work.  Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work.  All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws.  Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Not to grant a security interest in, or to lease, any personal property or equipment being installed in the Premises, including, without limitation, demountable partitions (the “Collateral”)  without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit G, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.6
Abandonment.  Not to abandon the Premises during the term, it being understood and agreed that vacancy of the Premises shall not be construed as abandonment so long as all of Tenant’s other obligations under this Lease continue to be timely performed and reasonable measures are taken by Tenant to manage the vacant space.

6.2.7	Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Notwithstanding the foregoing, Landlord, at its sole cost and expense, shall provide Tenant with building standard identification on the digital directory in the lobby of the Building and on the monument signs located outside the main entrance of the Building and on Network Drive. In addition, Tenant shall have the non-exclusive right to install an identification sign on the exterior Building facade, the size and location of which must first be approved by Landlord and be in compliance with the Network Drive Sign Policy (the receipt of which Tenant hereby acknowledges). All of Tenant’s signage is subject to and must comply with applicable building codes and zoning ordinances of the Town of Burlington. Tenant shall be solely responsible for all costs of installing, maintaining and removing its exterior sign.

6.2.8	Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7
Casualty or Taking

7.1
Termination.  In the event that the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of Landlord.  Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.  In the event that the Premises are substantially destroyed or damaged by fire or casualty, or taken by the action of public authority such that restoration or reconstruction would be necessary, and, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within two hundred and forty (240) days from the date of the casualty or taking, then this Lease may be terminated at the election of Landlord or Tenant, which election shall be made by the giving of notice to the other party within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties, which notice shall specify the effective date of termination, which shall not be less than thirty (30) nor more than sixty (60) days after the date of such parties’ termination notice.  Landlord shall endeavor to deliver the architect’s opinion to Tenant within forty-five (45) days following the casualty or taking.  In addition, with respect to a taking or casualty occurring during the last twenty-four (24) months of the Term which causes the Premises to be damaged to the extent that 35% or more of the Rentable Floor Area of the Premises is damaged or destroyed, then Tenant may elect to terminate this Lease, which election shall be made within twenty (20) days after the taking or casualty and effective as of the date that is forty-five (45) days after the date of Tenant’s written notice of its election.

7.2
Restoration.  If neither Landlord nor Tenant elects to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence.  “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually received by Landlord and released to Landlord by Landlord’s lender, less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.  Subject to the provisions of Section 11.5 (which shall operate to extend the time period set forth herein by no more than sixty (60) days), if Landlord shall not have restored the Premises, or in the case of a taking, what may remain thereof (excluding the initial tenant improvements and any other alterations or installations made by or on behalf of Tenant) within two hundred and forty (240) days from the date of casualty or taking, or within one hundred and twenty (120) days from any casualty or taking occurring during the last eighteen (18) months of the Term, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord, effective at the expiration of thirty (30) days from the giving of such notice; provided however, that such termination will be rendered ineffective if, prior to the expiration of said 30-day period, Landlord shall have completed such restoration.  The foregoing termination right shall be Tenant’s sole remedy at law or in equity for Landlord’s failure to restore the Premises within the aforesaid time periods.

7.3
Award.  Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases except for any awards for Tenant’s relocation costs and personal property, trade fixtures and equipment, which shall belong to Tenant.  Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request, other than for Tenant’s relocation award, as aforesaid.

ARTICLE 8
Defaults

8.1
Events of Default.(a)  If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b)  if any assignment shall be made by Tenant in violation of the provisions of Section 6.2.1 of this Lease, or (c) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (d)  if Tenant’s leasehold interest shall be taken on execution, or (e)  if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or (f)  if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (g)  if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, or (h) if Tenant shall fail to provide and maintain the insurance required by Section 4.2 hereof for more than five (5) business days after notice from Landlord, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly,  if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2
Remedies.In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 8.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i)  relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii)  make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

In lieu of full recovery by Landlord of the sums payable under the foregoing provisions of this Section 8.2 (except for the amount of any rent of any kind accrued and unpaid at the time of termination) Landlord may by written notice to Tenant, elect to recover, and Tenant shall thereupon pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the term over the rental value of the Premises for said residue of the term.  In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the unamortized amounts of the TI Allowance and any Supplemental Allowance from the date of  termination of this Lease through the remainder of the Original Term.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3
Remedies Cumulative.  Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.  Except as specifically provided for in Section 6.1.9 above, Tenant shall not be liable for any consequential or incidental damages for breach of any provision of this Lease.

8.4
Landlord’s Right to Cure Defaults.  Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5
Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6
No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord.  No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7
No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

  ARTICLE 9
Rights of Mortgage Holders

9.1
Rights of Mortgage Holders.  The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.  The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage.  Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security.  Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord.  No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure.  Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 11.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name.  Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2
Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i)  subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii)  prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages, provided that, in the case of subordination of this Lease to any future mortgages, subordination is expressly conditioned upon such holder’s agreement not to terminate, interfere with or disturb the rights, use, occupancy, options or possession of Tenant under this Lease so long as Tenant is not in default beyond all cure periods hereunder, nor to join Tenant as a party defendant in any action or proceeding for the sole purpose of terminating Tenant’s leasehold interest under this Lease, and to recognize and be bound by the terms of this Lease so long as Tenant agrees to attorn to such holder.  Landlord shall use diligent efforts to obtain from any such future holder of a mortgage an SNDA for Tenant’s benefit in a form containing the foregoing provisions.  Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority.  Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.  Landlord will use reasonable efforts to obtain a so-called subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s existing lender, on such lender’s standard form.  In the event Tenant wishes to negotiate lender’s form of SNDA, it shall do so directly with the lender and shall be solely responsible for any fees imposed by such lender.

ARTICLE 10
Hazardous Materials

10.1
No Releases of Hazardous Materials. Tenant covenants and agrees not to use, release, dispose, manufacture, store, or transport any Hazardous Materials (hereinafter defined) at, on, under or from the Premises and the Property except in compliance with any and all laws, regulations, ordinances or orders promulgated, and as may be amended, by any governmental authority having jurisdiction over Hazardous Materials or the Property (collectively, “Legal Requirements”), and except for those Hazardous Materials used in the ordinary course of Tenant’s business, but only in compliance with all applicable Legal Requirements and any reasonable requirements of Landlord (such as requirements for fencing or other locked enclosures).  Tenant shall comply with all governmental reporting requirements with respect to Hazardous Materials and all chemicals and flammable substances (in whatever form) used by Tenant in its business operations, and shall deliver to Landlord copies of all such reports.  In the event that a release or threat of release of Hazardous Materials occurs at, from or upon the Premises or Property during the Term, and such release was caused by Tenant or any Tenant Related Parties, Tenant shall at its expense perform all actions required under any and all applicable Legal Requirements to assess, contain, remove or respond to such release or threat of release; provided, however, that Tenant’s work or actions hereunder shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld.  The term “Hazardous Materials” shall mean any and all materials defined or classified as “hazardous materials” “hazardous waste,” “hazardous substance,” “toxic substance,” “hazardous pollutant,” “toxic pollutant” or “oil” under 42 U.S.C. §9601 et. seq. (CERCLA), 42 U.S.C. §6901 et. seq. (RCRA), M.G.L. c. 21C or M.G.L. c. 21E and any regulations promulgated pursuant to those statutes, all as amended.

10.2
Notices of Release of Hazardous Materials.  Tenant shall promptly notify Landlord in writing of all spills, releases or threat of release of Hazardous Materials caused by or involving Tenant or its business operations, and all notices, orders, fines or communications of any kind received by Tenant from any governmental authority or third party concerning the presence or suspected presence of Hazardous Materials on the Premises or the Property, the migration or suspected migration of Hazardous Materials from the Premises or the Property to other property, or the migration or suspected migration of Hazardous Materials from other property to the Premises or the Property.

10.3
Landlord’s Right to Inspect.   Subject to Section 6.1.6 hereof, Landlord, its officers, employees, contractors and agents shall have the right, but not the duty, to inspect areas of the Premises to determine whether Tenant is complying with CERCLA, RCRA, Chapter 21C, Chapter 21E, and other state and federal environmental laws, or regulations promulgated pursuant to any of the foregoing, as amended.  Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts.

10.4
Landlord’s Right to Audit.  Subject to Section 6.1.6 hereof, Tenant shall permit Landlord, its employees and its agents (including its environmental consultant), access to all areas of the Premises, from time to time during the term, for the purposes of conducting an environmental assessment or inspection  during regular business hours, or during other hours either by agreement of the parties or in the event of an environmental emergency.  In the event Landlord shall exercise its rights under this Section 10.4, Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts.

10.5
Tenant Audit. Landlord shall have the right, from time to time, during the Term of this Lease, and upon the expiration of the Term of this Lease, to require that Tenant hire, and in such event, Tenant shall at its own expense hire, an environmental consultant satisfactory to Landlord to undertake an environmental assessment, inspection and/or sampling at the Premises and/or Property to determine whether Hazardous Materials have been released during the term of the Lease.  Landlord’s  right under this Section 10.5 shall only be exercised if Landlord has reasonable cause to believe that a release or threat of release of Hazardous Materials has occurred.

10.6
Remediation.  Should the assessment, inspection or sampling performed pursuant to Sections 10.4 or 10.5 above, or any other assessment, inspection or sampling, reveal that there has been a release or threat of release of Hazardous Materials by Tenant or its employees, agents or contractors, then Tenant shall, at its expense, undertake all remediation and/or response action required by any governmental authority, and Tenant shall promptly thereafter restore any areas damaged or affected by such remediation and/or response action.

10.7
Tenant’s Reporting Requirements; Management and Safety Plan.  Upon the execution of this Lease, Tenant shall submit to Landlord a list that specifies the materials that Tenant will use or store on the Premises in the ordinary course of its business.  Tenant shall provide Landlord with an updated list every twelve (12) months, or sooner if and when Tenant is required to file reports to comply with Legal Requirements.  Within thirty (30) days after the Date of this Lease, Tenant shall prepare and deliver to Landlord and Landlord’s environmental consultant a so-called “Chemical Management and Facility Safety Plan.”  Tenant shall operate its business at the Premises in accordance with the procedures and practices set forth in said Plan, and shall promptly remedy from time to time any practices, procedures or conditions, at Tenant’s expense, that violate, or which in the reasonable judgment of Landlord or its consultant, would with the passage of time violate, the provisions of this Article 10.

10.8
Indemnifications.  Tenant agrees to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use, release, threat of release, holding, handling, transport, storage, or disposal of Hazardous Materials by Tenant, its employees, agents or contractors at, on, upon or from the Premises or Property from and after the Date of this Lease, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the systems of the Building or the Property. Landlord agrees to indemnify and save Tenant harmless from all claims, liability, loss or damage arising on account of the use, release, threat of release, holding, handling, transport, storage, or disposal of Hazardous Materials by Landlord, its employees, agents, contractors or previous tenants at, on, upon or from the Premises or Property prior to the Date of this Lease, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the systems of the Building or the Property provided, however, that with respect to claims against Tenant by employees or former employees of Tenant relating to any pre-existing Hazardous Materials, Landlord shall have no duty to defend Tenant, and Landlord’s obligation to indemnify Tenant in such cases shall apply only if such employee’s claim prevails, despite Tenant having used reasonable efforts to defend such claim, in a judicial proceeding in a court of competent jurisdiction through final judgment, with no further appeal.  Landlord shall not be responsible for any claims for consequential damages or lost profits of Tenant.   The provisions of this Section 10.8 shall survive the expiration or earlier termination of this Lease.

ARTICLE 11
Miscellaneous Provisions

11.1
Notices from One Party to the Other.  All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant.  Any notice shall be deemed duly given when mailed to such address postage prepaid, by certified mail, return receipt requested, or when delivered to such address by hand.

11.2
Quiet Enjoyment.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

11.3
Lease not to be Recorded.  Tenant agrees that it will not record this Lease.  Both parties shall, upon the request of either, execute and deliver a notice of this Lease in such form, if any, as may be permitted by applicable statute.  Tenant, concurrently with its execution of any notice of this Lease, shall execute, acknowledge and deliver a so-called “notice of termination of lease” to be held in escrow by Landlord’s attorney until the expiration or earlier termination of this Lease.

11.4
Limitation of Landlord’s Liability.   The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be.  Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

11.5
Force Majeure. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control (any of the foregoing causes being referred to herein as “Force Majeure”) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

11.6
Landlord’s Default.  Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord (and to all mortgagees of which Tenant has notice) specifying the nature of Landlord’s alleged default.  Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of Landlord’s default, whether or not notice is given.  Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

11.7
Brokerage.  Landlord and Tenant warrant and represent that they have dealt with no broker in connection with the consummation of this Lease, other than Jones Lang LaSalle, and in the event of any brokerage claims, other than by Jones Lang LaSalle, against either party predicated upon prior dealings with the other party, then the other party agrees to defend the same and indemnify and hold Landlord or Tenant, as applicable, harmless against any such claim.

11.8
Applicable Law and Construction; Merger; Jury Trial.This Lease may be executed in counterpart copies each of which shall be deemed an original, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease.  Neither Landlord nor Landlord's agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim brought by or against Landlord regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.  The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.  Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively.  If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

11.9
Consents.With respect to any provision of this Lease which either provides or is held to provide that Landlord shall not unreasonably withhold or unreasonably delay any consent or approval, Tenant shall not be entitled to make any claim for, and Tenant hereby expressly waives, any claim for damages, it being understood and agreed that Tenant's sole remedy therefor shall be an action for specific performance.

11.10
Authority.   In the event the Tenant is a corporation, partnership or limited liability company, Tenant hereby represents and warrants that: the Tenant is a duly constituted corporation, partnership or limited liability company, as the case may be, qualified to do business in the Commonwealth of Massachusetts; that the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of said corporation(s), partnership(s) or limited liability company(ies); and that the by-laws of Tenant authorize Tenant to enter into this Lease.

11.11
Disclosure.Notwithstanding anything to the contrary contained in this Lease, Landlord hereby acknowledges and agrees that Tenant may disclose this Lease and the terms of this Lease in accordance with the Security and Exchange Commission’s rules and regulations, including but not limited to, Tenant’s filing of its Form 10Q and Form 8K with the Security and Exchange Commission.

WITNESS the execution hereof under seal on the day and year first above written:

LANDLORD:

NETVIEW 5 AND 6 LLC, a Delaware limited liability company

By:	NetView Investments LLC, a Delaware limited liability company, its Manager

	By:	NetView Holdings LLC, a Massachusetts limited liability company, its Manager

		By:	Nordblom Development Company, Inc., a Massachusetts corporation, its Manager

			By:	/s/ Ogden Hunnewell
			Name:	Ogden Hunnewell
			Title:	Exec. VP

TENANT:

DYAX CORP

/s/ George Migausky
By: George Migausky
Its: Exec. Vice President & Chief Financial Officer
Hereunto duly authorized